    As filed with the Securities and Exchange Commission on October 1, 2001

                               FILE NO. 333-38498

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-8


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                         AMERICAN ENERGY SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                                      76-0279288
     (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)

                                  7224 LAWNDALE
                              HOUSTON, TEXAS 77012
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                             2000 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                          PATRICK S. ELLIOTT, PRESIDENT
                       7224 LAWNDALE, HOUSTON, TEXAS 77012
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (713) 928-5311
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212)972-1677

                         CALCULATION OF REGISTRATION FEE


Title of                                                          Proposed
Securities                                                        Maximum
to be                            Amount to be                     Aggregate
Registered                       Registered                       Offering Price
----------                       ----------                       -------------
Common Stock,                    990,000 shares(1)                See Note(2)
No par value
per share

--------------------------------------------------------------------------------

(1) This post-effective amendment to Registration No. 333-38498 amends the Form S-8 Registration Statement previously filed that registered 3,000,000 shares of American Energy Services, Inc. ("AES") common stock reserved for issuance under AES' 2000 Stock Option Plan (the "Plan"). This filing registers 990,000 shares of AES's common stock relating to reofferings of common stock which may be acquired from time to time in connection with the exercise of options granted under the Plan, by certain directors and officers of AES who may be deemed to be affiliates that hold control securities (as these terms are defined by Rule 144 and Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"))

(2) A registration fee of $5,280 was paid in connection with the registration of the securities offered pursuant to the Plan on Form S-8, Registration No. 333-38498. In accordance with Rule 457(h)(3), no additional fee is payable with respect to those securities now being offered for resale pursuant to this post-effective amendment to Registration No. 333-38498.


                                EXPLANATORY NOTE

        This registration statement is being filed as a post-effective amendment to Registration Statement on Form S-8 Registration No. 33-38498 filed with the Securities and Exchange Commission on June 2, 2000.

        This registration statement registers reoffers and resales of shares of common stock, issuable upon the exercise of options granted under our 2000 Stock Option Plan, that may constitute "control securities" under General Instruction C to Form S-8. These control securities may be re-offered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act.

        This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

                               REOFFER PROSPECTUS

                         AMERICAN ENERGY SERVICES, INC.


                         990,000 Shares of Common Stock
                        under the 2000 Stock Option Plan
                        of American Energy Services, Inc.


        The shares we are registering are currently held by certain of our stockholders upon the exercise of stock options granted under our 2000 Stock Option Plan. We will pay the expenses of registering the shares.

        Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "AEYS." The last reported sale price of the common stock on the Nasdaq National Market on September 28, 2001 was $0.20 per share.


        You should carefully consider the "Risks Factors" section beginning on page 4 of this Reoffer Prospectus.


        These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.




            The date of this Reoffer Prospectus is October   , 2001.

                                TABLE OF CONTENTS


                                                                Page

ABOUT AMERICAN ENERGY SERVICES, INC.........................      1
RISK FACTORS................................................      4
SELLING STOCKHOLDERS .......................................     15
HOW THE SHARES MAY BE DISTRIBUTED...........................     16
EXPERTS ....................................................     17
WHERE YOU CAN FIND MORE INFORMATION.........................     17
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........     18
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................     19


                               PROSPECTUS SUMMARY

        This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                      ABOUT AMERICAN ENERGY SERVICES, INC.

        American Energy Services, Inc., a Texas corporation, was founded and incorporated in 1987 ("Old AES"). The Company began active operations in 1989 after acquiring certain operating assets of two other valve manufacturing and re-manufacturing businesses, CGM Valve, Inc. ("CGM") and American Energy Valves, Inc. ("AEV"). The Company's current directors, Pat Elliott, Larry Elliott, Sid McCarra, Mark Elliott and Cary McCarra, were previously associated with CGM and AEV.

        Seahawk Overseas Exploration Corporation, a California corporation ("Seahawk") was formed in November 1988 to conduct the international operations of Seahawk Oil International Corporation ("SOIC"). In January 1989, in conjunction with a planned sale of certain domestic producing oil properties by SOIC, the shares of stock of Seahawk were distributed to the shareholders of SOIC, who numbered over 3000. Seahawk continued operations with little or no success up until the time of the merger with Old AES. In January 1996, Old AES was merged with and into Seahawk pursuant to an Agreement and Plan of Merger by and between Old AES and Seahawk. In accordance with the terms of the merger, (i) Seahawk became the surviving entity although its name was changed to "American Energy Services, Inc." and (ii) shares of Seahawk stock were issued to the five stockholders of Old AES (i.e. the current AES directors). In February 1996, a new corporation was formed under the name American Energy Services, Inc., a Texas corporation ("New AES"). Subsequent to the formation of New AES, Seahawk merged with and into New AES to maintain the historic domicile of Old AES in Texas and to retain the historical business name. In addition, the merger was intended to provide the Company with a legal entity which could enter the public company domain and ultimately, provide potential capital through the sale of registered securities. The effect of this merger has been that the Company was able to acquire approximately 1,500 shareholders formerly owning shares of Seahawk stock. As used herein, references to "AES" or the "Company" refer to New AES, its subsidiaries and predecessors.

Products and Services

        We are engaged in providing products and services worldwide to processing manufacturers, energy companies and engineering/construction contractors. Principal end-user markets include domestic and international producers, transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. We design, manufacture, market and service standard or specialty valves, of varying sizes and pressures, used to regulate the movement of liquids, gases, and solid materials.

        We utilize both manufacturing facilities which we own or operate and contractually licensed manufacturing subcontractors, that are audited for quality, to produce the full line of our standard and engineered valves.

        For much of our standard product manufacturing requirements, we rely on a network of AES-selected subcontractors, all of which are audited and licensed under internationally recognized quality programs, including ISO 9000 and API Q1. The use of these subcontractors allows us to reduce our fixed costs by minimizing our investment in plant and equipment. We have also been able to attract additional customers worldwide by maintaining international manufacturing relations and capabilities.

        In addition, we design, engineer and manufacture various valves at our Houston plant. The facility has full scale manufacturing capabilities, including large turning and machine centers, heavy-duty cranes, and full welding capabilities. We also house a fully equipped engineering department with computer-aided design ("CAD") system capabilities and metallurgical equipment to determine American Society of Testing Materials ("ASTM") specified requirements.


Valve Design and Manufacture

        We manufacture valves to the following qualifications: American Petroleum Institute ("API") 6D, API 6A, API 599, API 600, and API 602. We are a licensed API monogram holder under specifications 6D and Q1 and its Quality Assurance Manual is ISO 9000 approved. Steps involved with the design and manufacture of our valves include (i) consultation with the customer's project coordinators, (ii) general design work and detailed engineering, (iii) fabrication and assembly and (iv) final installation.

        Our sales personnel and independent marketing representatives, or agents, initiate sales calls and coordinate bid proposals with our quotation specialists. The quotation specialists produce proposals that identify preliminary design and cost estimates for a type of valve to be utilized for a specific application. Our marketing management must also determine whether there is a sufficient amount of working capital available to generate revenue.

        The initial design efforts involve significant communication and coordination with the customer in order to identify and agree on valve specifications. For custom-engineered valve projects, design concerts are tested against established empirical data and previously manufactured valve designs. We maintain a source library of valve designs from which to choose and our CAD capabilities provide readily available and accessible design parameters. When an order requires standard valve designs, our engineering and quality assurance personnel verify that our "off the shelf" designs comply with the required specifications. Once the valve application has been clearly defined, our engineers formulate a design for the manufactured valve. Project engineers perform complete engineering services, including mechanical schematics, layouts and drawings. Process and electrical control systems can also be integrated into the design.

        The manufacturing process involves fabrication and assembly of component parts to meet specific valve designs and specifications. We produce machined assemblies from raw castings and forgings or sourced machined assemblies from subcontractors, which are inspected fully for material and tolerance compliance. The assembly groups are then put together as a complete valve, and function and operation tests are performed. Testing involves configuring testing procedures and changing the equipment before each test is performed in order to ensure that the valves meet the particular project's needs and requirements. We believe that our testing of valve integrity is the basis for providing performance and quality guarantees and total concept capability. After testing is completed, the valves are prepared for shipment.

        Because the manufacturing process can take from several weeks to several months, customers frequently request partial shipment of finished products and components. We generally invoice customers as deliveries are made. However, on certain highly specialized products or on large projects, we invoice under a milestone basis. Receivables represent billings on delivered products or milestone achievements. Revenue is recognized utilizing the percentage-of-completion method.

        Our principal corporate office is located at 7224 Lawndale, Houston, Texas 77012, and our telephone number is (713) 928-5311.

The Offering

        The selling stockholders may offer and sell up to 990,000 shares of our common stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these shares of common stock, but we will receive funds in connection with the exercise of stock options relating to such shares of common stock, which funds will be used by us for working capital.



                                  RISKS FACTORS

        You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the Securities and Exchange Commission. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF NET LOSSES AND NEGATIVE CASH FLOWS. IF WE ARE UNABLE TO BECOME PROFITABLE IT IS UNLIKELY THAT WE WILL BE ABLE TO CONTINUE OUR OPERATIONS.

        We have sustained substantial and recurring losses and negative cash flows in each of the last two fiscal years ended February 29, 2000 and February 28, 2001. For these periods, we had aggregate net losses of $7,455,117. For the fiscal year ended February 29, 2000, we had a net loss of $1,006,297, and for the fiscal year ended February 28, 2001, we had a net loss of $6,448,820. During fiscal year ended February 28, 2001, we also had a working capital deficiency of $4,680,842. Our cost of sales increased 22.58% from our fiscal year ended February 29, 2000 to February 28, 2001 and our net sales have been declining over the last two fiscal years.

        Our ability to become profitable primarily depends on our ability to generate significant revenue and improve the efficiency of our operations. It is likely that we will continue to sustain losses and negative cash flows which will impair our ability to continue our operations.

WE HAVE BEEN UNABLE TO FUND OUR OPERATIONS WITH INTERNALLY-GENERATED FUNDS BECAUSE OUR BUSINESS HAS GENERATED NEGATIVE CASH FLOW. WE WILL NEED TO GENERATE FUNDS INTERNALLY OR RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS DURING THE NEXT FISCAL YEAR.

        We have required and will continue to require, substantial capital to fund our business operations. We expect to require additional funds to continue or to extend product development and marketing. We may obtain additional financing through private placements of debt or equity. If adequate funds are not available when required or on acceptable terms, we may be forced to delay, scale back, or eliminate our product development activities and sales and marketing efforts.

CONVERSION OF OUTSTANDING PROMISSORY NOTES MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

       From March to May of 2001, pursuant to Rule 506, we entered into Securities Purchase Agreements with certain investors to purchase units for a purchase price of $1,000 per unit, each unit consisting of a 6% Convertible Promissory Note (the "Note") in the original principal amount of $1,000 and 500 warrants (the "Warrants") to purchase one share of common stock of AES. The Note is payable within five years with interest accruing at a rate of 6% per annum payable in cash or in common stock on a bi-annual basis. The terms of the Securities Purchase Agreements provide that investors can purchase a number of shares, without limitation, based upon a thirty (30%) percent discount from the average market price of our common stock for the five trading days prior to the conversion of the Note. The agreements do not contain a trading price below which the investor is not permitted to convert the promissory note. As a result, the number of shares that these investors are entitled to receive upon conversion will increase as our stock price decreases. As a consequence, these investors can receive a greater number of shares upon subsequent conversions. Therefore, these investors have an incentive to engage in short selling activities aimed at driving down the price of our common stock.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        Our auditor's have indicated to us that certain factors raise substantial doubt about our ability to continue as a going concern. Our auditor's have issued a going concern opinion because:

    -   we have incurred recurring material losses from operation;

    -   we have material current debt; and

    -   we have not generated significant revenue from our product lines.

        We are currently indebted to various vendors for approximately $1.5 million. Most of these vendors have agreed to accept shares of our common stock in satisfaction of this debt.

        Since September of 1999, we have been in default on four loans with Metro Bank totaling approximately $3.3 million in principal and approximately $700,000 in interest expense. To date there has been no threatened foreclosure by Metro Bank. We are currently negotiating a restructuring of this debt, but there can be no assurance that we will be able to successfully negotiate a restructuring. If we cannot restructure these debt obligations we will default on these loans.

        It is likely that our auditors will issue another going concern opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will further impair our ability to continue as a going concern.

        Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from our possible inability to continue our operations.

WE EXPECT THAT A SUBSTANTIAL NUMBER OF OUR SECURITIES WILL BE SOLD IN THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY.

        The market price of our common stock could decline significantly if our existing stockholders sell shares of our common stock in the market after this offering, or as a result of the perception that such sales could occur. Such sales also may make it more difficult for us to raise capital in the future at a time and at a price that we deem appropriate. As of September 14, 2001, we had approximately 19,364,612 shares of common stock outstanding, which does not include the approximately 7,00,000 shares issuable upon the conversion of outstanding convertible notes at our current market price, nor does it include the 535,000 shares to be issued upon the exercise of outstanding warrants.

        Upon the effectiveness of the Registration Statement of which this prospectus is a part, upon the conversion of the outstanding convertible notes based upon the current market price and assuming the exercise of the outstanding warrants, approximately 14,000,000 shares will be freely tradable without restriction under the Securities Act of 1933, as amended.

WE ARE SUBJECT TO POTENTIAL LIABILITY FROM LEGAL PROCEEDINGS.

        We are currently involved in litigation with four of our vendors and sub-vendors. Our limited resources may not enable us to effectively defend such lawsuits. We estimate our potential litigation damages from these lawsuits to be approximately $1.2 million.

WE WERE RECENTLY INVOLVED IN A BINDING ARBITRATION IN WHICH APPROXIMATELY $1,200,000 WAS AWARDED TO ONE OF OUR CUSTOMERS FOR THE FAILURE OF OUR PRODUCT TO MEET CERTAIN STANDARDS.

        In May of 2000, Techint Construction Company, a customer, was awarded approximately $1,200,000, plus interest at 9% per annum from December 16, 1999, in a binding arbitration proceeding at the International Chamber of Commerce. The award was based upon the arbitrator's assessment that a small percentage of the valves that Techint had ordered did not meet certain standards that we were contractually obligated to meet. To date we have not paid any amount of the award and we are currently negotiating with Techint for payment of this award.

A REDUCTION IN SPENDING BY THE ENERGY INDUSTRY WILL RESULT IN A REDUCED DEMAND FOR OUR PRODUCTS AND SERVICES AND THEREFORE WOULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR ABILITY TO CONTINUE OPERATIONS.

    Demand for our products and services depends principally upon the level of petroleum industry capital expenditures for exploration, production, development, processing and transmission activities. These activities depend in part on (i) oil and gas prices, expectations about future prices, the cost of exploring for, producing, refining or processing, and delivering oil and gas,
(ii) local and international political, regulatory and economic conditions and
(iii) the ability of the petroleum industry to obtain capital. In addition, a decrease in such expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for our products and services will reflect the level of such activities. Decreases in oil and gas activity could have a significant adverse effect upon the demand for our products and services and our results of operations.

    Because the energy industry is subject to rapid demand shifts which are difficult to foresee, we may not be able to increase capacity quickly enough to respond to a rapid increase in demand in this industry. Additionally, capacity expansion could increase our fixed operating expenses and if sales levels do not increase to offset the additional expense levels associated with any such expansion, it is unlikely that we would be able to continue our operations.

THE STRUCTURE OF OUR INVENTORY AND LARGE PERCENTAGE OF FIXED EXPENSES MAKE IT DIFFICULT FOR US TO REVERSE OUR DECLINING NET SALES AND THEREFORE COULD IMPACT OUR QUARTERLY OPERATING RESULTS. THIS MAY RESULT IN VOLATILITY IN THE MARKET PRICE FOR OUR SHARES.

    A substantial portion of our shipments occur shortly after an order is received and therefore we operate with a low level of backlog. As a consequence of the just-in-time nature of shipments and the low level of backlog, a decrease in demand for our products from one or more customers could occur with limited advance notice and could have a material adverse effect on our results of operations in any particular period.

    In addition, a significant percentage of our expenses are relatively fixed and based in part on expectations of future net sales. The inability to adjust spending quickly enough to compensate for any shortfall would magnify the adverse impact of a shortfall in net sales on our results of operations. Furthermore, our cost of sales have increased 22.58% in fiscal year ended February 29, 2000 from fiscal year ended February 28, 2001 while our net sales have been declining over the last two fiscal years. Factors that could cause fluctuations in our net sales include:

    -   the timing of the receipt of orders from major customers;

    -   shipment delays;

    -   disruption in sources of supply;

    -   seasonal variations of capital spending by customers;

    -   production capacity constraints; and

    -   specific features requested by customers.

    As a result of the factors discussed above, it is likely that we will in the future experience quarterly or annual fluctuations and that, in one or more future quarters, our operating results will fall below the expectations of public market analysts or investors. In any such event, the price of our common stock could decline significantly.

THE LOSS OF SALES TO ANY OF OUR MAJOR CUSTOMERS WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON US.

    Bateman Engineering Company accounted for 63% of our sales in fiscal year ended 2001. This was primarily due to a large project for which we were servicing Bateman. Should Bateman fail to enter into additional contracts with us or if we fail to replace Bateman with one or more clients, this would likely have a material adverse effect on our business, financial condition and results of operations. Certain of our contracts include a "cancellation for convenience" section, which provides us with recovery of costs incurred and related profits. However, because of the ability to cancel at any point, there can be no assurance that the full value of our customer contracts will be realized.

        Attempts to lessen the adverse effect of any loss or reduction through the rapid addition of new customers could be difficult because prospective customers typically require lengthy qualification periods prior to placing volume orders with a new supplier. Our future success will continue to depend upon:

    -   our ability to maintain relationships with existing key customers;

    -   our ability to attract new customers; and

    - the success of our customers in creating demand for their capital equipment products which incorporate our products.

THE VALVE MANUFACTURING INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES WHICH ENABLE THEM TO BRING NEW, BETTER AND CHEAPER PRODUCTS TO THE MARKET MORE QUICKLY THAN US, THEREBY GAINING A COMPETITIVE EDGE OVER US.

        Our principal competitors have more extensive and diversified operations and also have financial, operating and other resources substantially in excess of those available to us. Some of our competitors include large, well-established US-based valve manufacturers with revenues in excess of $200 million, including Cooper Industries, Crane Valve Company and Zidell Corporation. These large domestic-based producers, which are established domestically and internationally, are able to protect their market territories by target pricing, approval protection, and local relations. Further, their large amount of capital and reserves allow them to survive difficult economic downturns for which we are susceptible. Another group of competitors includes divisional or stand-alone US valve manufacturers with revenues between $20 million and $100 million, including TK Valve and Tom Wheatley Valve Corporation, both of which are divisions of Dresser Industries, Inc. Currently we are not able to effectively compete against these companies.

        We also compete with several international competitors located in various parts of Europe, North and South America and Asia. One group of international valve manufacturers with which we compete, includes Kitz, Grove-Italia (a division of Dresser Industries) and PBV, all well established, international valve manufacturers with revenues between $10 million and $1 billion. We also compete with various low cost producers located in Eastern Europe, India and China. These competitors have an advantage over us due to the fact that they are based in the countries in which we seek to market our products. In addition, due to our financial condition, we will most likely not be able to continue to maintain a market for our products in these parts of the world.

WE DO NOT HAVE ANY WRITTEN AGREEMENTS WITH OUR VENDORS OR SUPPLIERS AND WE WOULD NOT BE ABLE TO FILL OUR CUSTOMERS ORDERS SHOULD SUPPLIES BECOME SCARCE OR VENDORS BECOME UNAVAILABLE.

        We purchase nearly all castings, forgings, and certain finished or semi-finished components used in our products from domestic and international suppliers, including foundries and forging companies, bolt distributors and soft good distributors. We maintain an approved vendor list of sub-suppliers and sub-assemblies for the final manufacture of equipment by us for our clients. These sources may not be able to maintain the availability of supplies we require. Additionally, it is unlikely that we would be able to find a replacement supplier at agreeable prices. If not, we will likely default on our customers orders. This would substantially impair our ability to continue our operations.

        We have also not entered into any agreements or contracts with any of our sub-vendors except for the placement of specific purchase orders related to our course of business. We source our sub-vendors on a continuing, as needed basis. Terms of sale between the Company and the sub-vendors are generally either cash on delivery ("C.O.D.") or under an Irrevocable Letter of Credit payment. Should any of our vendors or sub-vendors become unavailable, we will likely default on our customers orders.

IF OUR PRODUCTS ARE NOT DESIGNED INTO SUCCESSIVE NEW GENERATIONS OF OUR CUSTOMERS' PRODUCTS, WE WILL LOSE SIGNIFICANT NET SALES DURING THE LIFESPAN OF THOSE PRODUCTS.

    New products designed by energy companies and engineering and construction contractors typically have a lifespan of five to ten years. Our success depends on our products being designed into new generations of equipment for these industries. We must develop products that are technologically current so that they are positioned to be chosen for use in each successive new generation of equipment for the transporters and refiners of oil and natural gas, as well as the petrochemical, processing and power generation industries. If our products are not chosen by our customers, our net sales may be reduced during the lifespan of our customers' products.

OUR NET SALES AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY DOWNTURNS IN POLITICAL OR ECONOMIC CONDITIONS IN COUNTRIES OUTSIDE OF THE UNITED STATES.

    We derive revenues from sales to geographic locations that include political and economic environments that are considered to be high risk with respect to the normal conduct of business. Included in these geographic areas are locations to which the United States government has restricted export privileges by

United States companies. Depending upon the status of the export restrictions and whether they may be increased, our sales and operating results may be adversely affected. In addition, we encounter risk with respect to labor and political disturbances, requirements as to local ownership and supply and other unique circumstances that can adversely affect our ability to do business in locations outside the United States. As these events occur, there can be no assurance that such events will not adversely affect our results of operation and financial condition.

UNFAVORABLE EXCHANGE RATE FLUCTUATIONS MAY LEAD TO LOWER GROSS MARGINS, OR MAY CAUSE US TO RAISE PRICES WHICH COULD RESULT IN REDUCED SALES.

    Exchange rate fluctuations could have an adverse effect on our net sales and results of operations and we could experience losses with respect to our hedging activities. Unfavorable currency fluctuations could require us to increase prices to foreign customers which could result in lower net sales by us to such customers. Alternatively, if we do not adjust the prices for our products in response to unfavorable currency fluctuations, our results of operations could be adversely affected. We cannot be certain that any efforts we take will be adequate to protect us against significant currency fluctuations or that such efforts will not expose us to additional exchange rate risks.

OUR BUSINESS COULD BE NEGATIVELY IMPACTED BY THE IMPLEMENTATION OF GOVERNMENT REGULATIONS.

    Our operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with such laws and anticipate that we will continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect our business.

COMPETITION FOR PERSONNEL IN THE ENERGY AND VALVE MANUFACTURING INDUSTRIES IS INTENSE AND OUR SUCCESS DEPENDS UPON THE CONTINUED SERVICES OF CURRENT MANAGEMENT AND DIRECTORS.

    We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Patrick S. Elliot, Larry S. Elliot, Sidney J. McCarra, Mark P. Elliot, Cary P. McCarra. Accordingly, the Officers and Directors currently hold key man term life insurance. We do not have any employment contracts with our Officers or Directors. We have employment contracts in effect with Bob Kelley for the position of outside sales representative. There are no other agreements or understandings with persons regarding termination of employment or change-in control arrangements. Our success depends to a large extent upon the efforts and abilities of these key employees and officers. The loss of key employees or officers could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success will depend in part on our ability to attract and retain highly skilled technical, financial, managerial and marketing personnel. Competition for such personnel is intense, and we cannot be certain that we will be successful in attracting and retaining such personnel.

OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

    We cannot be certain that:

    -   we will be able to protect our technology adequately;

    - competitors will not be able to develop similar technology independently;

    -   any of our patent applications will be issued;

    - intellectual property laws will protect our intellectual property rights; or

    - third parties will not assert that our products infringe patent, copyright or trade secrets of such parties.

PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

    Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE NO CONTROL.

    The stock market has from time to time experienced, and is likely to continue to experience, extreme price and volume fluctuations. Likewise, the market price of our securities has often fluctuated for reasons that are unrelated to our operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

    Trading in our securities is conducted on the OTC Bulletin Board. As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities.

   Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by the Securities and Exchange Commission ("SEC"). Rules associated with transactions in penny stocks include the following:

        *   the delivery of standardized risk disclosure documents;

        * the provision of other information such as current bid/offer quotations, compensation to be provided broker-dealer and salesperson, monthly accounting for penny stocks held in the customers account;

        * written determination that the penny stocks is a suitable investment for purchaser;

        *   written agreement to the transaction from purchaser.

        These disclosure requirements and the wide fluctuations that "penny stocks" often experience in the market may make it difficult for you to sell your shares in any secondary market which may develop.

WE DON'T PLAN TO PAY DIVIDENDS.

    We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business. A failure to pay dividends could have an adverse impact on the price of our stock.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAWS AND TEXAS LAW PROVISIONS

    Certain provisions of our Certificate of Incorporation and By-laws and Texas law, could together or separately, discourage potential acquisition proposals, delay or prevent a change in our control and limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions provide, among other things, for the issuance, without further stockholder approval, of preferred stock with rights and privileges that could be senior to the holders of our common stock and advance notice provisions and other limitations on the right of stockholders to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholder's meetings. Some provisions of the Texas Business Corporation Act may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "potential," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                              SELLING STOCKHOLDERS

        The following table sets forth: (i) the name and position of each selling stockholder who may sell common stock pursuant to this prospectus, whose name is known as of the date of filing of the Registration Statement of which this prospectus forms a part; (ii) the number of shares of common stock owned by each selling stockholder as of the date of this prospectus; (iii) the number of shares of common stock which may be offered and are being registered for the account of each selling stockholder by this prospectus; and (iv) the amount and percentage of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of the shares of common stock covered by this prospectus. Options or shares of common stock may be issued under the Plan in amounts and to persons not presently known; when known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus.

-----------------------------------------------------------------------------------------------------------
                                  Number of Shares of             Number of Shares of   Number of Shares of
Name and Position                 Common Stock Owned or           Common Stock to be    Common Stock Owned
                                  Subject to Option               Offered               After Offering(2)
                                  Prior to Offering(1)
                                                                                         Number     Percent
-----------------------------------------------------------------------------------------------------------
Patrick S. Elliot                 2,017,457(3)(5)                 330,000               1,602,457    8.28%
President, Director

Larry S. Elliot                   2,135,679(4)                    330,000               1,805,679    9.32%
Chairman, Director

Sidney J. McCarra                 1,667,426                       330,000               1,337,426    6.91%
Secretary, Director

------------------------------------

(1) For purposes of this table, the number of shares of common stock owned prior to this offering includes (a) all shares of common stock owned as of the date of this prospectus and (b) shares of common stock which would be owned if all options granted under the Plan as of the date of this prospectus were exercised, regardless of whether those options are currently exercisable.

(2) Applicable percentage of ownership is based on 19,364,612 shares of common stock outstanding on September 28, 2001.

(3) Includes 1,767,457 shares owned by the Pat S. Elliott Trust for the benefit of Mark P. Elliott, Shannon Elliott and Michelle Elliott, the children of Patrick S. Elliott. Patrick S. Elliott, as trustee of this trust, has sole voting and dispositive power over the trust assets.

(4) Includes 1,708,679 shares owned by the Larry S. Elliott Trust for the benefit of Ross S. Elliott and Laura Elise Elliott, the children of Larry S. Elliott. Larry S. Elliott, as trustee of this trust, has sole voting and dispositive power over the trust assets.

(5) Includes 85,000 shares that were sold by Mr. Elliot prior to the date of this prospectus.

                        HOW THE SHARES MAY BE DISTRIBUTED

        The selling stockholders may sell shares of our common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    -   privately negotiated transactions;

    - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Reoffer Prospectus;

    -   sales under Rule 144 rather than by using this Reoffer Prospectus;

    -   a combination of any of these methods of sale; and

    -   any other legally permitted method.

    The applicable sales price may be affected by the type of transaction.

    The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

    Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

    We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

    Any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

        Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless they have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

        We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

        The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Reoffer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                     EXPERTS

        The financial statements included in our annual report on Form 10-KSB incorporated by reference in this Reoffer Prospectus have been audited by Simonton, Kutac & Barnidge, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at http://www.sec.gov.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Registrant with the Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB/A - for the fiscal year ended February 28, 2001 filed on August 3, 2001.

     (b) The Registrant's Quarterly Report on Form 10-QSB filed for the three months ended May 31, 2001 filed on July 13, 2001.

     (c) (i) The description of securities contained in the Registrant's Registration of Securities pursuant to Section 12(g) of the Act filed on March 15, 2000.

     (c) (ii) Registration Statement on Form S-8 (File Number 333-38498), filed on June 2, 2000.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

           Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Pursuant to Item 8 of Form S-8, no opinion of counsel is required with respect to the shares of common stock registered by this filing as such shares are offered for resale and are not original issuance securities.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Texas Business Corporation Act (the "TBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. Except as set forth below, a corporation may not indemnify a director in respect of a proceeding (a) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (b) in which the person is found liable to the corporation. However, a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of this duty to the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.


ITEM 8.  EXHIBITS.

     The exhibits listed in the Index to Exhibits, which appears on page 23 herein, are filed as part of this Registration Statement.


ITEM 9. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Houston, Texas on the 1st day of October, 2001.


                                       AMERICAN ENERGY SERVICES, INC.

                                     By: /s/ Patrick S. Elliott
                                        ------------------------------
                                        Patrick S. Elliott, President


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of October, 2001.

      SIGNATURE                           TITLE
      ---------                           -----

/s/ Patrick S. Elliott
----------------------                President and Director
Patrick S. Elliott

/s/ Larry S. Elliott
--------------------                  Vice President and Chairman of the Board
Larry S. Elliott

/s/ Mark P. Elliott
-------------------                   Vice President and Director
Mark P. Elliott

/s/ Cary P. McCarra
-------------------                   Vice President and Director
Cary P. McCarra

/s/ Sidney J. McCarra
---------------------                 Vice President and Director
Sidney J. McCarra

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. Elliott, his true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 1st day of October, 2001.

      SIGNATURE                              TITLE
      ---------                              -----

/s/ Patrick S. Elliott           President and Director
----------------------
Patrick S. Elliott

/s/ Larry S. Elliott             Vice President and Chairman of
--------------------             the Board
Larry S. Elliott

/s/ Mark P. Elliott              Vice President and Director
-------------------
Mark P. Elliott

/s/ Cary P. McCarra              Vice President and Director
-------------------
Cary P. McCarra

/s/ Sidney J. McCarra            Vice President and Director
---------------------
Sidney J. McCarra

                                  EXHIBIT INDEX


EXHIBIT NO.                  DESCRIPTION
-------------                ---------------
4.1                          Articles of Incorporation of the Company(1)

4.2                          Bylaws of the Company(1)

23.1                         Consent of Simonton, Kutac & Barnidge, L.L.P.

24.1 Powers of Attorney (included on p. 22 of this Registration Statement).


Other exhibits listed in Item 601 of Regulation S-K are not applicable. An opinion of counsel is not required with respect to the shares of common stock registered by this filing as such shares are offered for resale and are not original issuance shares.

---------------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form 10-SB filed August 19, 1998.